EXHIBIT 99.1

CORRECTION -- Somerset Hills Bancorp Reports Higher 2012 Third Quarter and Nine-Month Earnings; Declares Cash Dividend of $0.08 Per Share

BERNARDSVILLE, N.J., Oct. 22, 2012 (GLOBE NEWSWIRE) -- The registrant reissued its earnings release for the three and nine months ended September 30, 2012 to correct certain errors contained in the 2011 comparative numbers and one rounding error of one basis point to the 2012 allowance for loan losses to total loans ratio included in the financial presentation. Accordingly, two conforming changes were to the body of its earnings release.

Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), today reported net income of $813,000, or $0.15 per diluted share, for the third quarter of 2012, a 10.3% increase from 2011 third quarter net income of $737,000, or $0.13 per diluted share. For the first nine months of 2012, the Company's net income amounted to $2.5 million, or $0.47 per diluted share, and $2.0 million, or $0.36 per diluted share, for same period of 2011.  The Company realized securities gains of $161,000 pretax ($97,000 after taxes) in the first nine months of 2012 and $9,000 pretax ($5,000 after taxes) for the first nine months of 2011.  Excluding these securities gains, the Company's net income for the first nine months of 2012 increased by 22.7% from its net income for the first nine months of 2011.

Stewart E. McClure, Jr., President and CEO stated, "The Company reported another quarter of solid financial performance given the continuing difficult operating environment marked by high levels of unemployment and weak real estate valuations. The current low interest rate environment continues to exert pressure on the banking industry's net interest margins as longer term assets reprice at increasingly lower levels. While our loan origination pipeline remains strong, the growth in total loans during the third quarter of this year was flat from the end of the second quarter.   On a positive note, our credit quality remains strong and our cost containment efforts have been instrumental in the improvement in our efficiency ratio to 61.8% in the current quarter, down from 65.4% in the prior-year quarter."

Net Interest Income (Tax Equivalent Basis)

Fully taxable equivalent ("FTE") net interest income for the third quarter of 2012 was $3.0 million, a decline of $74,000, or 2.4%, from the same quarter of a year ago.  FTE net interest income for the first nine months of 2012 totaled $9.2 million, an increase of $198,000, or 2.2%, from $9.0 million earned in the first nine months of 2011.  The decline in FTE net interest income for the third quarter of 2012 from the same quarter of 2011 was primarily due to a 19 basis-point narrowing in the net interest margin to 3.60% that was partly offset by an increase in average interest earning assets, which grew by 3.0% in the third quarter of 2012 over the third quarter of 2011. The 2.2% growth in FTE net interest income during the first nine months of 2012 from the same period of 2011 was largely due to a 6.1% growth in average interest-earning assets that was partially offset by a 14 basis-point reduction the net interest margin. Loan growth was principally responsible for the increase in average interest-earning assets. Average total loans increased by 3.5% in the third quarter comparison and by 6.0% in the year-to-date comparison.

Non-Interest Income

Non-interest income declined to $580,000 in the third quarter of 2012 from $734,000 in the third quarter of 2011.  The decline in non-interest income in the third quarter comparison resulted from a nonrecurring, tax-free mortality gain in 2011 of $267,000 on a bank-owned life insurance policy (the "BOLI gain"), which was partly offset by a $97,000 increase in gains on sales of residential loans at Sullivan Financial Services, Inc. ("Sullivan") in 2012. Excluding the BOLI gain, non-interest income increased 24.2% in the third quarter of 2012 from the third quarter of 2011. During the first nine months of 2012, non-interest income amounted to $1.8 million compared with $1.5 million for the first nine months of 2011. As part of its asset liability management strategy, the Bank recognized net securities gains of $161,000 during the second quarter of 2012.  Excluding the aforementioned BOLI gain in 2011 and net securities gains for year-to-date comparison, non-interest income increased 37.6% in the first nine months of 2012 versus the same period of 2011. This increase in non-interest income was primarily due to increased origination volume and sales of residential loans at Sullivan. Mortgage originations increased due to higher residential mortgage refinancing activity, which is typically elevated during periods of low interest rates.  Gains on the sale of loans totaled $956,000 in the first nine months of 2012 versus $524,000 in the first nine months of 2011

Non-Interest Expense

Non-interest expense declined to $2.2 million in the third quarter of 2012 from $2.7 million in the third quarter of 2011, and to $6.7 million in the first nine months of 2012 from $7.4 million in the first nine months of 2011.  Non-interest expense in the third quarter and first nine months of 2011 included a $426,000 nonrecurring loss on the early extinguishment of $3.5 million of Federal Home Loan Bank borrowings. Excluding this item, non-interest expense decreased by $97,000, or 4.2%, in the third quarter of 2012 from $2.3 million in the third quarter of 2011, and by $222,000, or 3.2%, from $7.0 million in the third quarter of 2011.  The declines in operating expenses were due primarily to decreases in personnel, occupancy and data processing expenses.  Management continues its expense containment efforts, which have yielded cost savings in many areas of the Company's operations.

Provision for Income Taxes

The Company recorded income tax provisions of $443,000 and $1.4 million for the third quarter and first nine months of 2012, respectively, versus $197,000 and $759,000 for the third quarter and first nine months of 2011, respectively.  The effective tax rates were 35.3% for both the third quarter and first nine months of 2012 versus 21.1% and 27.6% for the third quarter and first nine months of 2011, respectively.  The increase in the effective tax rates for 2012 was due to an increase in revenue from taxable sources.

Asset Quality

The third quarter provision for loan losses was $75,000 in 2012 versus $95,000 in for the third quarter of 2011, while the year-to-date provision for loan losses was $240,000 in 2012 versus $200,000 for the first nine months of 2011.  A net recovery of $3,000 was recorded for the third quarter 2012 versus net charge-offs of $114,000 for the third quarter 2011.  For the first nine months of 2012, net charge-offs totaled $55,000 compared with net charge-offs of $108,000 for the first nine months of 2011.  The allowance for loan losses was $3.2 million, or 1.33% of total loans, at September 30, 2012 and $3.0 million, or 1.28% of total loans, at September 30, 2011. Non-accrual loans at September 30, 2012 amounted to $513,000, representing 0.21% of total loans, and $285,000, or 0.12% of total loans at September 30, 2011. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.15% at September 30, 2012 and 0.08% at September 30, 2011. The Company had no OREO at both September 30, 2012 and 2011 and troubled debt restructured loans ("TDRs") totaling $341,000 at September 30, 2012 and $731,000 at September 30, 2011. As of September 30, 2012, the Company had $2.2 million in loans delinquent 30 to 89 days, representing 0.90% of total loans, versus $618,000, or 0.27%, of total loans at the end of the third quarter of 2011. At September 30, 2012, the Company had a single credit, with a balance of $554,000, delinquent more than 90 days and still accruing interest. Subsequent to quarter end, the Company received a payment on this credit, which is now less than 90 days delinquent.

Financial Ratios

As of September 30, 2012, the Company's tangible common equity ratio and tangible book value per share were 11.79% and $7.78, respectively. As of September 30, 2011, the Company's tangible common equity ratio and tangible book value per share were 11.64% and $7.49, respectively.

Dividend Declaration

Based upon the Company's third quarter performance, the Board of Directors declared a quarterly cash dividend of $0.08 per share payable November 30, 2012 to shareholders of record as of November 16, 2012.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended September 30
($ in thousands, except per share data)	2012	2011

Income Statement Data:
Net interest income	$ 2,972	$ 3,039
Provision for loan losses	75	95
Net interest income after prov. for loan losses	2,897	2,944
Non-interest income	580	734
Non-interest expense	2,221	2,744
Income before income taxes	1,256	934
Income tax expense	443	197
Net income	$ 813	$ 737
Diluted earnings per share	$ 0.15	$ 0.13

Balance Sheet Data:
At period end--
Total assets	$ 351,836	$ 344,963
Loans, net	235,931	229,870
Loans held for sale	1,990	3,783
Allowance for loan losses	3,167	2,967
Investment securities held to maturity	8,900	10,738
Investment securities held for sale	29,001	36,391
Deposits	301,477	295,527
Borrowings	7,500	7,500
Shareholders' equity	41,482	40,168
Book value per share	$ 7.78	$ 7.49
Tangible common equity ratio	11.79%	11.64%
Average for the period--
Interest-earning assets	332,955	323,318
Total assets	353,093	343,977
Shareholders' equity	41,573	40,521
Shares outstanding - diluted (thousands)	5,370	5,454

Performance Ratios:
Return on average assets	0.92%	0.85%
Return on average equity	7.78%	7.22%
Net interest margin (FTE)	3.60%	3.79%
Efficiency ratio	61.8%	65.4%

Asset Quality:
Net charge-offs (recoveries)	(3)	114
At period end--
Nonaccrual loans	513	285
OREO property	--	--
Total nonperforming assets	513	285
Troubled debt restructured loans	341	731
Nonaccrual loans to total loans	0.21%	0.12%
Nonperforming assets to total assets	0.15%	0.08%
Allowance for loan losses to total loans	1.33%	1.28%
Allowance as a % of nonperforming loans	617%	1041%

SOMERSET HILLS BANCORP
Statement of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
INTEREST INCOME

Loans, including fees	$ 2,957	$ 3,048	$ 8,934	$ 8,864
Investment securities	308	402	1,040	1,228
Interest bearing deposits with other banks	34	34	87	94
Total interest income	3,299	3,484	10,061	10,186

INTEREST EXPENSE
Deposits	261	353	824	1,083
Federal Home Loan Bank advances	66	92	198	276
Total interest expense	327	445	1,022	1,359

Net Interest Income	2,972	3,039	9,039	8,827

PROVISION FOR LOAN LOSSES	75	95	240	200

Net Interest Income after Provision for Loan Losses	2,897	2,944	8,799	8,627

NON-INTEREST INCOME
Service fees on deposit accounts	86	69	233	213
Gains on sales of mortgage loans, net	335	238	956	524
Bank owned life insurance	67	339	203	482
Gain on sales of investment securities, net	--	--	161	9
Other income	92	88	291	271
Total Non-Interest Income	580	734	1,844	1,499

NON-INTEREST EXPENSE
Salaries and employee benefits	1,308	1,380	3,966	3,986
Occupancy expense	328	367	1,010	1,141
Advertising and business promotions	28	31	89	100
Printing stationery and supplies	30	23	110	104
Data processing	125	131	377	403
Loss on debt extinguishment	--	426	--	426
Other operating expense	402	386	1,176	1,216
Total Non-Interest Expense	2,221	2,744	6,728	7,376

Income before Provision for Taxes	1,256	934	3,915	2,750

PROVISION FOR INCOME TAXES	443	197	1,381	759

Net income	$ 813	$ 737	$ 2,534	$ 1,991

Diluted earnings per common share	$ 0.15	$ 0.13	$ 0.47	$ 0.36

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS

Cash and due from banks	$ 5,389	$ 4,588
Interest bearing deposits at other banks	53,020	55,411
Total cash and cash equivalents	58,409	59,999

Loans held for sale	1,990	2,969
Investment securities held to maturity (Approximate maket value of $9,182 in 2012 and $10,849 in 2011)	8,900	10,738
Investments available for sale	29,001	43,579

Loans receivable	239,098	232,485
Less allowance for loan losses	(3,167)	(2,982)

Net loans receivable	235,931	229,503

Premises and equipment, net	4,886	4,996
Bank owned life insurance	8,178	8,000
Accrued interest receivable	1,037	1,168
Prepaid expenses	848	985
Other assets	2,656	2,088

Total assets	$ 351,836	$ 364,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits - demand	$ 79,585	$ 80,532
Interest bearing deposits
Now, money market and savings	185,837	193,276
Certificates of deposit, under $100,000	18,457	20,875
Certificates of deposit, $100,000 and over	17,598	20,031
Total deposits	301,477	314,714

Federal Home Loan Bank advances	7,500	7,500
Other liabilities	1,377	1,442

Total liabilities	310,354	323,656

STOCKHOLDERS' EQUITY
Preferred stock - 1,000,000 shares authorized, none issued	--	--
Common stock - authorized 9,000,000 shares of no par value;issued and outstanding, 5,324,703 shares in 2012 and 5,344,648 shares in 2011	36,862	36,972
Retained earnings	3,916	2,608
Accumulated other comprehensive income	704	789

Total stockholders' equity	41,482	40,369

Total liabilities and stockholders' equity	$ 351,836	$ 364,025
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         Alfred J. Soles
         Executive VP & CFO
         908.630.5018